Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2009 relating to the financial statements of Gaming Partners International Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s cumulative effect adjustment), appearing in the Annual Report on Form 10-K of Gaming Partners International Corp. for the year ended December 31, 2008.

/s/ Moss Adams LLP

San Diego, California

May 13, 2009